Exhibit 99.1

DOR BioPharma, Inc. Announces 3 Month Extension of FDA PDUFA Action Date for orBec(R) New Drug Application to Review Supplemental Data

DOR to Host Investor Teleconference at 11AM EDT July 19, 2007

MIAMI, FL--(Marketwire - July 19, 2007) - DOR BioPharma, Inc. (OTCBB: DORB) (DOR or the Company) announced today that it has received notification from the United States Food and Drug Administration (FDA) that the action date for the FDA's review of the New Drug Application (NDA) for orBec® (oral beclomethasone dipropionate) for the treatment of gastrointestinal graft-versus-host disease (GI GVHD) has been extended to October 21, 2007. The original action date under the Prescription Drug User Fee Act (PDUFA) for the orBec® NDA was July 21, 2007. On or before the new PDUFA date, the FDA will notify DOR whether or not orBec® will be approved for marketing, or whether or not it may be approvable after fulfillment of additional regulatory conditions.

The extension is the result of DOR's July 13, 2007 provision of supplemental information to the orBec® NDA. This information was requested by the FDA at a June 13, 2007 NDA review meeting. According to FDA policy, the submission of this supplemental information was classified as a major amendment, putting the new action date for the orBec® NDA at October 21, 2007.

On June 13, 2007 DOR met with the FDA to review and discuss the orBec® NDA. The discussion was productive and focused on ways to more fully elucidate the clinical effect and benefit of orBec® in the treatment of GI GVHD. Based on these discussions, the FDA requested that DOR review its existing clinical data from both its randomized, double-blind, placebo-controlled trials and highlight pertinent additional data that could provide a more comprehensive picture of orBec®'s clinical effect in treating acute GI GVHD. This new presentation of data formed the basis for the recently filed supplemental submission to the orBec® NDA. Following the FDA's review of this submission, it was determined that it constituted a major amendment. Given the close proximity of the submission of additional information relative to the July 21, 2007 PDUFA date; the FDA determined that a three month extension to the PDUFA date was necessary to allow for an adequate and complete review.

"We appreciate the FDA's willingness to allow us to provide supplemental data and for taking the additional time necessary to ensure a complete and high level review of the orBec® NDA," said Christopher J. Schaber, Ph.D., President and Chief Executive Officer of DOR. "We will continue to work with the FDA in every way possible to support their review so that it may be completed as expeditiously as possible."

The conference call/webcast will begin at 11:00AM EDT, this Thursday, July 19, 2007. The webcast will be followed by a question and answer session. To participate in the conference call/webcast please dial (877) 578-8347 from the U.S. or (706) 679-6813 from outside the U.S. and using passcode 10440266. Listeners also can join the conference call/webcast by logging into the Company's website at www.dorbiopharma.com approximately 10 minutes prior to the start of the call. A replay of the call will be available beginning from 2:00 p.m. EDT on July 19, 2007 by dialing (877) 578-8347 from the U.S. or (706) 679-6813 from outside the U.S., and using passcode 10440266.

About the orBec® NDA
The data included in the NDA submission demonstrate that orBec® may provide clinical benefit when compared with the current standard of care, including a lowered exposure to systemic corticosteroids following allogeneic transplantation. Currently there are no approved products to treat GI GVHD. Thus an approval of orBec® would represent the first directed therapy for GI GVHD.

The NDA filing is supported by data from two randomized, double-blinded, placebo-controlled clinical trials. The first trial was a 129-patient pivotal Phase 3 multi-center clinical trial of orBec® conducted at 16 leading bone marrow/stem cell transplant centers in the U.S. and France. The second trial was a 60-patient Phase 2 single-center clinical trial conducted at the Fred Hutchinson Cancer Research Center. Although orBec® did not achieve statistical significance in the primary endpoint of its pivotal trial, namely median time to treatment failure through Day 50 (p-value 0.1177), orBec® did achieve statistical significance in other key secondary endpoints such as median time to treatment failure through Day 80 (p-value 0.0226), as well as a 66% reduction in mortality among patients randomized to orBec® at 200 days post-transplant with only 5 patient (8%) deaths in the orBec® group compared to 16 patient (24%) deaths in the placebo group (p-value 0.0139). At one year post randomization in the pivotal Phase 3 trial, 18 patients (29%) in the orBec® group and 28 patients (42%) in the placebo group died within one year of randomization (46% reduction in mortality, hazard ratio 0.54, 95% CI: 0.30, 0.99, p=0.04, stratified log-rank test).

In the Phase 2 study, the primary endpoint was the clinically relevant determination of whether GI GVHD patients at Day 30 were or were not able to consume at least 70% of their daily caloric intake by mouth, as compared to intravenous parenteral nutrition administered in the hospital. The treatment response at Day 30 was 22 of 31 (71%) vs. 12 of 29 (41%) in the orBec® and placebo groups respectively, achieving a statistically significant p-value of 0.02. Additionally, the treatment response at Day 40 was 16 of 31 (52%) vs. 5 of 29 (17%) in the orBec® and placebo groups respectively, achieving a statistically significant p-value of 0.007.

About GI GVHD
GVHD is a debilitating and painful disease. It is a common disorder among immunocompromised cancer patients after receiving allogeneic stem cell or bone marrow transplants. Unlike organ transplants where the patient's body may reject the organ, in GVHD it is the donor cells that begin to attack the patient's body -- most frequently the gut, liver and skin. Patients with mild-to-moderate GI GVHD typically develop symptoms of anorexia, nausea, vomiting and diarrhea. If left untreated, GI GVHD can progress to ulcerations in the lining of the GI tract, and in its most severe form, can be fatal.

orBec® is a two-tablet system containing the highly potent, topically active corticosteroid beclomethasone dipropionate, and is designed to specifically target and treat upper and lower GI GVHD with reduced systemic immunosuppressive side effects. Systemic immunosuppressive agents such as prednisone, which are the current standard treatments for GI GVHD, are associated with high mortality rates due to infection and debility. Further, these drugs have not been approved for treating GI GVHD in the U.S. or European Union, but rather are used off-label as investigational therapies for this indication.

About Allogeneic HCT
Allogeneic hematopoietic cell transplantation (HCT) is considered a potentially curative option for many leukemias as well as other forms of blood cancer. In an allogeneic HCT procedure, hematopoietic stem cells are harvested from a closely matched relative or unrelated person, and are transplanted into the patient following either high-dose chemotherapy or intense immunosuppressive conditioning therapy. The curative potential of allogeneic HCT is now partly attributed to the so-called graft-versus-leukemia (GVL) or graft-versus-tumor (GVT) effects of the newly transplanted donor cells to recognize and destroy malignant cells in the recipient patient.

The use of allogeneic HCT has grown substantially over the last decade due to advances in human immunogenetics, the establishment of unrelated donor programs, the use of cord blood as a source of hematopoietic stem cells and the advent of non-myeloablative conditioning regimens ("mini-transplants") that avoid the side effects of high-dose chemotherapy. Based on the latest statistics available, it is estimated that there are more than 10,000 HCT procedures annually in the U.S. and a comparable number in Europe. Estimates as to the current annual rate of increase in these procedures are as high as 20%. High rates of morbidity and mortality occur in this patient population. Clinical trials are also underway testing allogeneic HCT for treatment of some metastatic solid tumors such as breast cancer, renal cell carcinoma, melanoma and ovarian cancer. Allogeneic transplants have also been used as curative therapy for several genetic disorders, including immunodeficiency syndromes, inborn errors of metabolism, thalassemia and sickle cell disease. The primary toxicity of allogeneic HCT, however, is GVHD in which the newly transplanted donor cells damage cells in the recipient's gastrointestinal tract, liver and skin.

About orBec®
orBec® represents a first-of-its-kind oral, locally acting therapy tailored to treat the gastrointestinal manifestation of GVHD, the organ system where GVHD is most frequently encountered and highly problematic. orBec®, if approved by the EMEA and the FDA, would be the first oral formulation of beclomethasone dipropionate (BDP) available in the European Union and the United States, respectively. orBec® is intended to reduce the need for systemic immunosuppressive drugs to treat GI GVHD. BDP is a highly potent, topically active corticosteroid that has a local effect on inflamed tissue. BDP has been marketed in the U.S. and worldwide since the early 1970s as the active pharmaceutical ingredient in a nasal spray and in a metered dose inhaler for the treatment of patients with allergic rhinitis and asthma. orBec® is formulated for oral administration as a single product consisting of two tablets; one tablet is intended to release BDP in the proximal portions of the GI tract and the other tablet is intended to release BDP in the more distal portions of the GI tract.

In addition to issued patents and pending worldwide patent applications held by or exclusively licensed to DOR, orBec® also benefits from orphan drug designations in the U.S. and in Europe for the treatment of GI GVHD, which provide for 7 and 10 years of post-approval market exclusivity, respectively.

About DOR BioPharma, Inc.
DOR BioPharma, Inc. (DOR) is a biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. DOR's lead product, orBec® (oral beclomethasone dipropionate), is a potent, locally acting corticosteroid being developed for the treatment of GI GVHD, a common and potentially life-threatening complication of bone marrow transplantation. DOR has filed an NDA for orBec® with the FDA for the treatment of GI GVHD, and an MAA (Marketing Authorization Application) with the EMEA (European Medicines Evaluation Agency) has also been filed and validated. orBec® may also have application in treating other gastrointestinal disorders characterized by severe inflammation. DOR has also recently initiated a development program with its Lipid Polymer Micelle (LPM™) oral drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, DOR is developing biomedical countermeasures pursuant to the recently enacted Project BioShield Act of 2004. DOR's biodefense products in development are recombinant subunit vaccines designed to protect against the lethal effects of exposure to ricin toxin and botulinum toxin. DOR's ricin toxin vaccine, RiVax™, has been shown to be safely tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers.

For further information regarding DOR BioPharma, please visit the Company's website located at www.dorbiopharma.com.

This press release contains forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, that reflect DOR BioPharma, Inc.'s current expectations about its future results, performance, prospects and opportunities, including statements regarding the potential use of orBec® for the treatment of gastrointestinal GVHD and the prospects for regulatory filings for orBec®. Where possible, DOR has tried to identify these forward-looking statements by using words such as "anticipates," "believes," "intends," or similar expressions. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. DOR also cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its technologies will prove to be safe and effective, that its cash expenditures will not exceed projected levels, that it will be able to obtain future financing or funds when needed, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the U.S. Government or other countries, that the U.S. Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: because orBec® did not achieve statistical significance in its primary endpoint in the pivotal Phase 3 clinical study (i.e. a p-value of less than or equal to 0.05), the Oncologic Drug Advisory Committee ("ODAC") appointed by the FDA voted that the data supporting orBec® did not show substantial evidence of efficacy by a margin of 7 to 2 for the treatment of GI GVHD, although the FDA is not bound by ODAC's decision, the FDA may not consider orBec® approvable based upon existing studies, orBec® may not show therapeutic effect or an acceptable safety profile in future clinical trials, if required, or could take a significantly longer time to gain regulatory approval than DOR expects or may never gain approval; DOR is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; or orBec® may not gain market acceptance; and others may develop technologies or products superior to orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, DOR's most recent reports on Form 10-QSB and Form 10-KSB. DOR assumes no obligation to update or revise any forward-looking statements as a result of new information, future events, and changes in circumstances or for any other reason.

Company Contact:
Evan Myrianthopoulos
Chief Financial Officer
DOR BioPharma, Inc.
www.dorbiopharma.com
786-425-3848